Exhibit 10.1

KR8 AI Inc.

112 North Curry Street

Carson City, NV 89703

October 29, 2023

FOXO Technologies, Inc.

729 N. Washington Ave.

Suite 600

Minneapolis, MN 55401

Re: Software License

Dear FOXO Technologies Inc.,

This letter confirms that KR8 AI INC. and FOXO Technologies Inc. have agreed that KR8 will grant and does hereby grant to FOXO a provisional exclusive license (the “License”), limited to the consumer direct health and wellness industries in North America, to integrate the software underlying KR8’s products, specifically, the KR8 AI Eco System and iOS/Android APP (the “Software”), with FOXO’s epigenetic biomarker technology and software to develop an AI machine learning epigenetic APP to enhance health, wellness and longevity. The non-provisional License shall be granted upon signing of a definitive agreement.

The principal terms of the License are as follows:

Field - Exclusivity	The grant is for the exclusive right to use the Software in connection with the development, marketing and exploitation of one or more consumer-based APPs (“FOXO Products”) to enhance health, wellness and longevity having the initial features and capabilities described on Exhibit A. Distribution of the FOXO Products will be limited to consumers in North America.

Term	Perpetual.

License and Development Fee	There will be an initial License and Development Fee of $2,500,000. $1,500,000 will be payable in cash in agreed upon monthly increments with the balance in common stock of FOXO valued at 102% of the closing market value on the date of the definitive agreement (provided that the NYSE American has authorized the issuance of such shares) and (i) with the consent of KR8, portions of the cash fee may be paid in shares of common stock of FOXO and (ii) for so long as FOXO’s common stock is listed on a major exchange, commencing July 1, 2024, if the average trading volume exceeds $50,000 per day for an agreed upon period, up to 1/3rd of any monthly fee may be paid in shares of common stock of FOXO.

Product Development	In addition to the grant of the License, KR8’s personnel will develop agreed upon proprietary algorithms and assist with the development of APIs, user interfaces and cross platform capabilities. KR8 will be paid 110% for its out-of-pocket costs in providing assistance; provided that the first $50,000 due for development services any month will be deemed satisfied by payment of the monthly maintenance fee.

Royalty; Minimum Royalty	In addition to the License and Development Fee, FOXO will pay a royalty of 15% of Product Subscriber Revenues, with a minimum annual royalty to be agreed.

Non-exclusivity	If the royalty paid in respect of any year is less than the applicable minimum, FOXO will have the option to maintain exclusivity by paying the shortfall or the License becomes non-exclusive.

Support and Maintenance	KR8 will provide ongoing support and maintenance for a monthly fee of $50,000.
IP Ownership

KR8 will own all rights to intellectual property produced solely by KR8 in performing under the License, provided FOXO shall have the right to use such property pursuant to the License.

FOXO will own all rights to intellectual property in the form of both sample meta-data and paired molecular data collected including research results and biomarkers produced solely by FOXO utilized in KR8’s products, including without limitation the raw and processed epigenetic data, provided KR8 shall have the right to use such property pursuant to the License.

KR8 and FOXO will jointly own all rights to intellectual property produced jointly.

In addition to the terms set forth above, KR8 and FOXO will promptly commence negotiations with respect to, document, execute and exchange a Software License Agreement containing the terms set forth above and such other terms and conditions, including among others, scope and timing of deliverables, use restrictions, terms with respect to confidentiality, indemnification, insurance, choice of law and forum, conditions of default, rights and remedies upon a default, warranties and limitations of liability, as are customarily contained in a license agreement such as that contemplated hereby.

This letter agreement is intended to be a binding obligation of each party and should the parties fail to consummate the License Agreement contemplated in the preceding paragraph prior to November 15, 2023, each party’s remedy shall be limited to commencing an arbitration to determine all issues not agreed upon. If the arbitrators fail to provide a remedy with respect to each issue raised, the parties shall nevertheless be obligated to perform as set forth herein, subject to such rights of termination as may be agreed upon in the License Agreement.

(Signature Pages Follow)

If you are in agreement with the foregoing, please execute a copy of this letter in the space below to confirm our understanding.

KR8 AI Inc.

By:	/s/ Mark White
Mark White
Interim Chief Executive Officer
Member of Board of Directors

(INTENTIONALLY LEFT BLANK)

Agreement confirmed as of the date set forth above:

FOXO TECHNOLOGIES, Inc.

By:	/s/ Andrew J. Poole
Andrew J. Poole
Non-Executive Member of the Board of Directors

(INTENTIONALLY LEFT BLANK)

Agreement confirmed as of the date set forth above:

FOXO TECHNOLOGIES, Inc.

By:	/s/ Bret Barnes
Bret Barnes
Chairman of the Board of Directors

(INTENTIONALLY LEFT BLANK)